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                                                                     Exhibit 5.1


                     [JONES, DAY, REAVIS & POGUE LETTERHEAD]



260574_31


                                   May 8, 1998



Grant Geophysical, Inc.
16850 Park Row
Houston, Texas 77084

                           Re:      9 3/4% Senior Notes due 2008, Series B
                                    --------------------------------------

Ladies and Gentlemen:

                  We are acting as counsel for Grant Geophysical, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance of up to $100,000,000 aggregate principal amount of the Company's 9 3/4% Senior Notes due 2008, Series B (the "Exchange Notes"), and the guarantees of the Exchange Notes (the "Subsidiary Guarantees" and, together with the Exchange Notes, the "Securities") by certain subsidiaries (the "Subsidiary Guarantors") of the Company, in exchange for its 9 3/4% Senior Notes due 2008, Series A, and the guarantees of such notes by the Subsidiary Guarantors (the "Original Securities"). Reference is made to (i) the Company's Registration Statement of Form S-4 (the "Registration Statement") with respect to the Securities, to be filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act"), (ii) the indenture, dated as of February 18, 1998 (the "Indenture"), among the Company, the Subsidiary Guarantors and LaSalle National Bank, as Trustee (the "Trustee"), pursuant to which the Securities will be issued in exchange for the Original Securities, and (iii) the Registration Rights Agreement, dated as of February 18, 1998, among the Company, the Subsidiary Guarantors and Jefferies & Company, Inc. (the "Registration Rights Agreement").

                  In rendering this opinion, we have assumed that the signatures on all documents examined by us are genuine and that the person who affixed such signature to such documents had authority to do so. We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, but subject to the limitations set forth below, we are of the opinion that:

                  1. The Exchange Notes have been duly authorized and, when duly executed by authorized officers of the Company, authenticated by the Trustee, and issued in accordance with the Indenture and the Registration Rights Agreement, will be binding obligations of the Company, entitled to the benefits of the Indenture.



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                  2. Assuming the due authorization thereof, when duly executed and delivered by authorized officers of the Subsidiary Guarantors, authenticated by the Trustee, and issued in accordance with the Indenture and the Registration Rights Agreement, the Subsidiary Guarantees will be binding obligations of the Subsidiary Guarantors under New York law, entitled to the benefits of the Indenture.

                  The opinions expressed herein are expressly limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of, or the enforceability under, the laws of any other jurisdiction, domestic or foreign.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                             Very truly yours,




                                             /s/  JONES, DAY, REAVIS & POGUE